CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 142 to the registration statement on Form N-1A (File No. 333-515) (Registration Statement) of our report dated December 16, 2011, relating to the financial statements and financial highlights of Putnam Absolute Return 500 and 700 Funds, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
February 22, 2012